Free Writing Prospectus filed pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement dated August 14, 2017 to the Prospectus dated August 14, 2017

Registration Statement No. 333-219941

DXC TECHNOLOGY COMPANY

FINAL TERM SHEET

AUGUST 14, 2017

This final term sheet supplements, and should be read in conjunction with, DXC Technology Company’s preliminary prospectus supplement dated August 14, 2017 (the “Preliminary Prospectus Supplement”) and accompanying prospectus dated August 14, 2017 and the documents incorporated by reference therein. Information presented in the Preliminary Prospectus Supplement is deemed to have been supplemented to the extent affected by the information described herein.

Issuer:	DXC Technology Company

Title of Securities:	Floating Rate Notes due 2021 (the “Notes”)

Size:	$650,000,000

Maturity:	March 1, 2021

Interest Rate Basis:	Three-month LIBOR as determined on each interest determination date

Spread to LIBOR:	0.95% (95 basis points)

Designated LIBOR Page:	Reuters Monitor Money Rates Service page LIBOR 01

Interest Determination:	Quarterly, on the second London Business day prior to the settlement date or the relevant interest reset date, as applicable

Interest Payment Dates:	March 1, June 1, September 1 and December 1 of each year, commencing on September 1, 2017

Interest Reset Dates:	March 1, June 1, September 1 and December 1 of each year, commencing on September 1, 2017

Index Maturity:	3 months

Interest Reset Period:	Quarterly

Day Count Convention:	The actual number of days elapsed in each interest period and a 360-day year

Redemption Provision:	Par call on or after August 20, 2018.

Price to Public:	100.000%, plus accrued interest, if any, from August 17, 2017

Trade Date:	August 14, 2017

Settlement Date:	August 17, 2017 (T+3)

Ratings:	Baa2 (Stable) by Moody’s Investors Service, Inc.
BBB (Negative Outlook) by Standard & Poor’s Ratings Services
BBB+ (Stable) by Fitch, Inc.

CUSIP/ISIN:	23355L AE6/US23355LAE65

Sole Active Bookrunner:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated

Joint Bookrunners:	Citigroup Global Markets Inc.
Lloyds Securities Inc.
Mizuho Securities (USA) Inc.
MUFG Securities Americas Inc.
RBC Capital Markets, LLC

Senior Lead Managers:	Barclays Capital Inc. Commerz Markets LLC PNC Capital Markets LLC Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc.

Lead Managers:	Danske Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC RBS Securities Inc. (marketing name “NatWest Markets”) TD Securities (USA) LLC Wells Fargo Securities, LLC

Co-Managers:

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Commonwealth Bank of Australia

ING Financial Markets LLC

nabSecurities, LLC

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

Westpac Capital Markets, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the documents if you request it by calling or e-mailing, as the case may be, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or dg.prospectus_requests@baml.com.

This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer to buy securities described herein can be accepted, and no part of the purchase price thereof can be received, unless the person making such investment decision has received and reviewed the information contained in the relevant offering memorandum in making their investment decisions. This communication is not intended to be a confirmation as required under Rule 10b-10 of the Securities Exchange Act of 1934, as amended. A formal confirmation will be delivered to you separately. This notice shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.